Exhibit 99.1

ManpowerGroup Elects John B. Gibson Jr. to Board of Directors

MILWAUKEE August 11, 2026 – ManpowerGroup (NYSE: MAN) today announced the appointment of Paychex (Nasdaq: PAYX) President and Chief Executive Officer John B. Gibson, Jr. to its Board of Directors, effective September 1, 2026.

“John is an accomplished leader with deep experience across human capital management, technology-enabled services and business transformation,” said Jonas Prising, ManpowerGroup Chair & CEO. “We are pleased to welcome him to our Board. His strategic perspective, operational expertise and track record of leading through change will strengthen our ability to evolve the business and advance our transformation strategy.”

Gibson has served as President and Chief Executive office of Paychex since October 2022, leading the company’s strategy of combining innovative technology with advisory solutions for HR, payroll, and benefits to help businesses grow and succeed. In April 2025, Gibson led Paychex’s acquisition of Paycor, the largest in the company’s history, expanding its human capital management platforms to address the workforce needs of businesses of all sizes.

Previously, from 2020 to 2022, Gibson was Paychex’s President and Chief Operating Officer, overseeing operations, sales, service, marketing and product management. He joined Paychex in 2013 as Senior Vice President of Service. Prior to Paychex, he held senior leadership in the human capital management and technology sectors, including at Ameritech (now AT&T) and Convergys (now Concentrix), where he served as President of the HR management division providing global HR solutions to clients across 68 countries.

Gibson currently serves on the New York Fed’s Second District Advisory Council. He holds a Bachelor of Arts degree from Indiana University and has completed executive education programs at Northwestern University’s Kellogg School of Management and INSEAD’s international business program.

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ABOUT MANPOWERGROUP

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing, and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands – Manpower, Experis, and Talent Solutions – creates substantially more value for candidates and clients across more than 70 countries and territories and has done so for more than 75 years. We are recognized consistently as a best place to work for Women, Inclusion, Equality, and Disability, and in 2026 ManpowerGroup was named one of the World’s Most Ethical Companies for the 17th time; all confirming our position as the brand of choice for in-demand talent.

For more information, visit www.manpowergroup.com, or follow us on LinkedIn & Facebook.